Exhibit (j)

Zodiac Partners II, LLC Reaffirms its Previously Announced $46 million Tender Offer to Acquire Destination XL Group, Inc. for $0.82 Per Share in Cash

West Palm Beach FL, June 12, 2026 – In light of the recent announcement by Destination XL Group, Inc. (“DXLG” or “DXL”) that it has reevaluated its proposed merger with FBB Holdings, Inc., Zodiac Partners II, LLC today reaffirmed its previously announced $46 million all-cash tender offer to acquire all outstanding shares of DXLG for $0.82 per share. Zodiac Partners commends the DXL Board of Directors for recognizing our view that the Full Beauty Brands Merger was not in the best interest of stockholders. Zodiac Partners stands ready willing and able to acquire DXL and is offering shareholders a 26% premium to the unaffected stock price.

Compelling All-Cash Alternative

Zodiac’s offer was designed to give shareholders a superior all-cash option and provides an opportunity to realize immediate value at a large premium to the share price prior to announcement. After spending more than $5 million dollars on the Full Beauty Brands Merger, only to realize that it is not in the best interest of stockholders, the DXL Board should recognize that engaging with an all-cash competing offer benefits shareholders by providing certainty of value. Shareholders should also note that if DXL were to terminate the Full Beauty Brands Merger, DXL would owe an additional $2.5 million dollars and would be left with significantly less cash, no transaction partner, and no CEO starting August 11th, 2026. This immediately puts DXL in a difficult position in the middle of a challenging period for the business, significantly compounding the risks to stockholder value.

Go-Forward Timeline

Zodiac maintains that to date, DXL has refused to provide Zodiac access to a data room or the customary non-public information required to remove financing conditionality from its offer. Zodiac Partners will continue to engage shareholders as it remains confident that it can execute a Definitive Agreement within 45 days of being granted appropriate access. Zodiac applauds shareholders for making their voices heard and speaking out against the Full Beauty Brands Merger.

Terms

The offer is scheduled to expire at 5:00 PM, Eastern Time (ET), at the end of June 22nd, 2026, unless the offer is extended. The full terms, conditions and other details of the tender offer are set forth in the amended offering documents that the Purchaser is filing promptly with the Securities and Exchange Commission (the “SEC”). Wyrick Robbins Yates & Ponton LLP is acting as legal counsel to Zodiac Partners II, LLC.

In addition, the Purchaser reiterates that it intends to pursue all options to complete a transaction, including potentially nominating directors for election at DXL’s Annual Meeting.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between the Purchaser and DXL, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether DXL will cooperate with the Purchaser regarding the proposed transaction; the Purchaser’s ability to consummate the proposed transaction with DXL; the conditions to the completion of the proposed transaction, including the receipt of any required stockholder approvals and any required regulatory approvals; and the Purchaser’s ability to finance the proposed transaction. In addition, if the Purchaser consummates the tender offer but does not acquire 100% of the outstanding DXL stock through a merger or otherwise, the remaining DXL stockholders will face risks, including: the substantial indebtedness the Purchaser expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; the Purchaser’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. The Purchaser cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. The Purchaser does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell DXL securities. Zodiac Partners II, LLC (the “Purchaser”) intends to file an Amended Tender Offer Statement on Schedule TO/A with the SEC on the date hereof, and DXL will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time), and the Solicitation/Recommendation Statement when available, as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by the Purchaser and DXL with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that the Purchaser file with the SEC will be made available to all investors and security holders of DXL free of charge from the information agent for the tender offer:

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